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
---------------------------              UNITED STATES SECURITIES AND EXCHANGE  COMMISSION           ---------------------------
      FORM 4                                          WASHINGTON, D.C. 20549                                OMB APPROVAL
---------------------------                                                                          ---------------------------
[ ] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             OMB Number:      3235-0287
    subject to Section 16. Form 4 or                                                                 Expires: December 31, 2001
    Form 5 obligations my continue.                                                                  Estimated average burden
    See Instruction 1(b).             Filed pursuant to section 16(a) of the Securities Exchange     hours per response.....0.5
                                           Act of 1934, Section 17(a) of the Public Utility          ---------------------------
(Print of Type Responses)               Holding Company Act of 1935 or Section 30(f) of the
                                                   Investment Company Act of 1940
------------------------------------- ------------------------------------------- ----------------------------------------------
1. Name and Address of Reporting      2. Issuer Name and Ticker or Trading         6. Relationship of Reporting Person(s) to
   Person*                               Symbol                                       issuer
                                                                                             (Check all applicable)
Prischak     Joseph        J.            EchoCath, Inc.             ECHAC             _____ Director       __X___ 10% Owner
------------------------------------- -------------------------------------------     _____ Officer (give  ______ Other (specify
 (Last)     (First)      (Middle)     3. I.R.S. Identification  4. Statement for            title below)                  below)
                                         Number of Reporting       Month/Year
                                         Person, if an entity                                 -------------------------
2425 W. 23rd. Street                     (Voluntary)               September 1999
-------------------------------------                           -----------------   ---------------------------------------------
             (Street)                                           5. If Amendment,    7. Individual or Joint/Group Filing
                                                                   Date of Original    (Check Applicable Line)
                                                                   (Month/Year)        _X_ Form filed by One Reporting Person
                                                                                       ___ Form filed by More than One Reporting
Erie      Pennsylvania        16506                                                        Person
------------------------------------- ------------------------------------------- ----------------------------------------------
(City)      (State)           (Zip)         TABLE 1- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
------------------------------------- ------------------------------------------- ----------------------------------------------
1. Title of Security                  2. Trans-  3. Trans-    4. Securities Acquired (A) 5. Amounts of  6. Owner-   7. Nature of
   (Instr. 3)                            action     action       or Disposed of (D)         Securities     ship        Indirect
                                         Date       Code         (Instr. 3, 4 and 5)        Beneficially   Form:       Beneficial
                                                    (Instr. 8)                              Owned at       Direct      Owner-
                                         (Month/                                            End of Month   (D) or      ship
                                         Day/    ---------------------------------------                   Indirect
                                         Year)                        (A) or                (Instr. 3      (I)
                                                   Code    V  Amount  (D)       Price       and 4)         (Instr. 4)  (Instr. 4)
------------------------------------- ---------- -------- --- ------- ------ ----------- -------------- ------------- -----------
Class A Common Stock                   9/27/99       P        451,560   A    $1.25/share     451,560           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF                (Over)
                                                    INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND   SEC 1474(3-99)
                                                    UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (Continued)               TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1.Title of   2.Conver-  3.Trans-  4.Trans-  5.Number     6.Date         7.Title and      8.Price   9.Number   10.Owner-   11.Nature
  Derivative   sion or    action    action    of Deriv-    Exer-          Amount of        of        of          ship        of
  Security     Exercise   Date      Code      ative        cisable        Underlying       Deriv-    deriv-      Form of     Indir-
  (Instr.3)    Price of             (Instr.   Securities   and            Securities       ative     ative       Deriv-      ect
               Deri-      (Month/   8)        Acquired     Expir-         (Instr. 3        Secur-    Secur-      ative       Benefi-
               vative     Day/                (A) or       ation          and 4)           ity       ities       Secur-      cial
               Security   Year)               Disposed     Date                            (Instr.   Bene-       ity:        Owner-
                                              of (D)       (Month/                         5)        ficially    Direct      ship
                                              (Instr. 3,   Day/                                      Owned       (D) or      (Instr.
                                              4, and 5)    Year)                                     at End      Indirect    4)
                                                                                                     of          (I)
                                                         -------------------------------             Month       (Instr.
                                                                                                     (Instr.     4)
                                                         Date    Expir-        Amount or             4)
                                  ---------------------- Exer-   ation  Title  Number of
                                                         cisable Date          Shares
                                   Code  V   (A)   (D)
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Explanation of Responses:

                                                                                           /s/ Joseph J. Prischak September 28, 1999
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. ---------------------- ------------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                   **Signature of           Date
                                                                                              Reporting Person
                                                                                             Joseph J. Prischak
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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